Exhibit (a)(1)(vii)

EMAIL COMMUNICATION TO EMPLOYEES OF

MICROSTRATEGY INCORPORATED AND ITS SUBSIDIARIES

MICROSTRATEGY INCORPORATED TENDER OFFER

August 11, 2020

Earlier today, we announced a tender offer to purchase up to $250 million in value of our issued and outstanding shares of class A common stock, par value $0.001 per share (“Shares”). If you own Shares, you are eligible to sell your Shares back to the company through a process that will take place between August 11, 2020 and September 10, 2020, unless extended.

For more details, click here to read the press release.

Description of the tender offer

MicroStrategy is making this tender offer for its Shares at a price calculated as described in the tender offer materials that is a price that is not greater than $140.00 nor less than $122.00 per Share, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions of the tender offer.

Eligibility

As an employee of MicroStrategy, you may participate in the tender offer if:

•	You hold Shares (whether you hold Shares through a broker or by holding a share certificate); or

•

You hold options to purchase Shares that are vested or will vest on or prior to the date the tender offer expires (currently 5:00 P.M., New York City time, on September 10, 2020, unless the tender offer is extended).

You will need to come to your own determination as to whether to participate in the tender offer. Although MicroStrategy’s Board of Directors approved making the tender offer, neither MicroStrategy nor its Board of Directors is making any recommendation as to whether holders should participate or as to the purchase price or purchase prices at which holders may choose to tender their Shares if they decide to participate. You should carefully review the tender offer materials and discuss the tender offer with your tax, financial and other personal advisors before deciding whether to participate. In addition, MicroStrategy is not rendering any tax advice in connection with the tender offer.

Information about the tender offer, including the procedures you must follow to participate, is available as described below.

STOCKHOLDERS

If you hold Shares in a brokerage account, you may wish to contact your broker to make sure you get a copy of the tender offer materials and any other forms your broker may require you to complete. If you hold share certificates registered in your own name, MicroStrategy’s transfer agent, American Stock Transfer & Trust Co., LLC, will be sending you the tender offer materials. In either case, you may request copies of the tender offer materials from Georgeson LLC, the information agent for the tender offer, by calling 1-866-828-4304.

VESTED OPTIONS TO PURCHASE SHARES OF CLASS A COMMON STOCK

If you hold (i) unexercised options to purchase Shares that are currently vested or (ii) options that will vest on or prior to the date the tender offer expires, you may participate in the tender offer by (1) exercising your vested options and (2) tendering the Shares acquired upon exercise. Given the applicable deadlines to participate, if you are considering exercising your stock options, including any that vest during the pendency of the tender offer, you should contact, as soon as possible, Joty Paparello regarding your stock options or Georgeson LLC regarding the tender offer. For further information, or if you have any questions relating to exercising your options, including those relating to the applicable deadlines, contact Joty Paparello at (703) 610-3862.

If you wish to exercise all or a portion of your vested stock options in order to tender the underlying Shares in the tender offer, you must exercise your stock options early enough to allow MicroStrategy to facilitate your exercise and to transfer the Shares to you before the tender offer expires.

For information about your stock option grants, including grant date, exercise price, vesting dates, number of vested Shares, and expiration dates, please contact Joty Paparello at (703) 610-3862.

Once you have exercised your stock options, you may elect to participate in the tender offer by following the instructions set forth in the optionholder letter or contacting Georgeson LLC at 1-866-828-4304. PLEASE BE AWARE THAT IF YOU CHOOSE TO EXERCISE OPTIONS, AND ALL OR ANY PORTION OF YOUR SHARES ARE NOT ACCEPTED IN THE TENDER OFFER, YOU MAY NOT REVOKE YOUR OPTION EXERCISE.

If this notice has been delivered to you by electronic means, you have the right to receive a paper version of this notice, and may request a paper version of this notice at no charge by sending an email to Joy Lyle at jlyle@microstrategy.com.